EXHIBIT 10.6
VERTEX ENERGY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made this 28th day of January, 2009 (the “Execution Date”), to be effective as of the Effective Date as defined below, between Vertex Energy, Inc., a Nevada corporation (the “Company”), and John Pimentel (“Executive”) (each of Company and Executive is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the Effective Date as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1.           Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment, as the Executive Vice President of Corporate Development of the Company for a period of two (2) years beginning on the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term”) in the event that neither party provides the other written notice of their intent not to automatically extend such Agreement at least sixty (60) days prior to such Automatic Renewal Date. It is understood by the Company and Executive that Executive shall perform duties from his home or at an office in Northern California.

1.2.           Duties and Responsibilities.  Executive, as Executive Vice President of Corporate Development, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for an executive officer of a public company the size and nature of the Company specifically including but not limited to those enumerated in Exhibit A attached, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”).

1.3.           Non-Competition.  For $10 and other good and valuable consideration which Executive acknowledges receiving, Executive agrees to devote substantially all of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), and will use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company.  For so long as Executive is employed hereunder, and for a period of twelve months following the last payment received by Executive from the Company thereafter (the “Non-Compete Period”), Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business of the Company is now or hereafter conducted.

1.4.           Other Activities.  Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

1.4.1           make and manage personal business investments of Executive’s choice without consulting the Board;

1.4.2           serve in any capacity with any non-profit civic, educational or charitable organization; and

1.4.3           allocate time during Company work hours in fulfilling his duties as necessary to responsibly benefit other non-competing business endeavors, advisory roles, board service, employment contracts or other functions which Executive may undertake (and Executive may utilize the Company’s phone, computer and similar office services in pursuing the foregoing).  Should Executive have any question as to the appropriateness of some outside commitment he is free to seek guidance, and if necessary approval, from the Chairman and CEO, or the Related Party Transaction Committee for any clarification or modification to this Section.

1.5.           Board of Directors.  Concurrently with the effectiveness of this Agreement, the Board has appointed Executive as a member of the Board, to serve until the next election of directors by the Company’s shareholders. Thereafter, the Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company’s shareholders held during the term of this Agreement to elect directors, consistent with the provisions of the Bylaws and Articles of Incorporation of the Company, as amended and in effect from time to time.

1.6.           Covenants of Executive.

1.6.1           Best Efforts.  Subject to Section 1.4, Executive shall devote his best efforts to the business and affairs of the Company.  Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.6.2           Records.  Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.6.3           Compliance.  Executive shall use his best efforts to cause the Company to remain in compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies, including, without limitation, assist in the filing with the SEC of all periodic reports the Company is required to file under the Exchange Act of 1934 (as amended, the “Exchange Act”).  Executive shall at all times comply, and endeavor to cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.  Notwithstanding the foregoing or any other provision herein to the contrary, the Company agrees and acknowledges that the Executive is not personally responsible for any filings made with the SEC or any other governmental agency, and that such filings are the ultimate responsibility of the Company’s CEO and CFO, who will be responsible for signing any certifications relating thereto required by the Sarbanes-Oxley Act.

1.6.4           Related Party Transactions Committee.  Promptly following the date hereof, Executive agrees to assist in the formation of a “Related Party Transaction Committee” of the Board composed of at least two (2) Independent Directors (as defined below) of the Company.  Such Related Party Transaction Committee shall be charged with reviewing and approving all of the Company’s related party transactions or other transactions that might involve a conflict of interest.  Executive agrees that he shall not enter into any related party transactions without obtaining the pre-approval of at least a majority of the members of this Committee.  For the purposes of this Agreement, an “Independent Director” means any director of the Company who does not beneficially own more than 5% of the outstanding voting shares of Company, is not employed by, or an officer or director of, the Company or any company with whom Executive is affiliated.

1.7.           Effective Date.  The “Effective Date” of this Agreement shall be the closing date of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger by and between World Waste Technologies, Inc., Vertex Energy, L.P., Vertex Energy, Inc., Benjamin P. Cowart and Vertex Merger Sub, LLC, dated on or around May 19, 2008, as amended from time to time.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1.           Base Salary.  So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $156,000.  The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Base Salary shall be increased as determined by the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion.

2.2.           Options.  As of the Execution Date of this Agreement, Executive has been granted options to acquire up to two hundred thousand (200,000) shares of the Company’s common stock (the “Options”) pursuant to two (2) stock option agreements attached hereto as Exhibit B1 and Exhibit B2.  The specific terms of these Options shall  include: (i) the vesting of 100,000 of the Options upon the Effective Date and the remaining 100,000 options vesting in eight (8) equal increments at each of the eight (8) quarterly financial closes subsequent to the Effective Date of this Agreement, assuming that Executive is employed by the Company as an officer or Director on such date(s); (ii) full acceleration of all granted and unvested Options in the event the Company is sold or has any other change of control event, or in the event Executive is terminated by the Company for any reason other than for Cause as defined in Section 3.2.1 herein.

2.3.           Bonus Compensation.  For each year this Agreement is in effect, Executive will be eligible to earn a bonus in the sole discretion of the Compensation Committee.

2.4.           Business Expenses.  So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

2.5.           Vacation.  Executive will be entitled to 15 days of paid time-off (PTO) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31 of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

2.6.           Other Benefits.  Executive shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives.

2.7.           Withholding.  The Company may deduct from any compensation payable to Executive (including payments made pursuant to this Section 2 or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1.           Termination of Employment.  Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1           upon the death of Executive;

3.1.2           upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Compensation Committee, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3           upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either party (if any);

3.1.4           upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

3.1.5           upon delivery to Executive of written notice of termination by the Company for Cause;

3.1.6           upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.6, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s Consent, or fails to pay Executive any compensation due him; or

3.1.7       upon delivery to Executive of written notice of termination by the Company without Cause.

3.2.           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1      “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i)           Executive materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)          Executive commits any material act of misappropriation of funds or embezzlement; or

(iii)         Executive commits any material act of fraud; or

(iv)         Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2       “Good Reason” shall mean, in the context of a basis for termination by Executive of his employment with the Company (a) without Executive’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of Executive Vice President of Corporate Development of the Company, (b) there has been a  material breach by the Company of a material term of this Agreement or Executive believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after written notice of such violation or breach by the Company, (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent,  (d) Executive is forced by the Company to permanently move more than thirty (30) miles from his current location, or (e) the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure.

3.3.           “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated

3.4.           Effect of Termination.  In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

3.4.1       If Executive’s employment is terminated pursuant to Sections 3.1.1 (death), 3.1.2 (disability), 3.1.3 (two-year anniversary without mutual extension), 3.1.5 (by the Company for Cause), or 3.1.4 (without Cause by the Executive), Executive shall be entitled to salary accrued through the Termination Date, including but not limited to any Options which have vested as of the Termination Date,  and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of Termination Date.

3.4.2       If Executive’s employment is terminated pursuant to Section 3.1.7 (without Cause by the Company) or by Executive pursuant to Section 3.1.6 (Good Reason), Executive shall be entitled to salary accrued through the Termination Date and to continue to receive salary at the rate in effect upon the Termination Date of employment for (a) three months after the Termination Date if this Agreement is terminated during the first twelve (12) months of the Initial Term, or (b) six months after the Termination Date if this Agreement is terminated following the expiration of the first twelve (12) months of the Initial Term; payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated.  Any unvested Options held by Executive shall immediately vest as of the Termination Date of this Agreement.  Executive shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3       As a condition to Executive’s right to receive any benefits pursuant to Section 3.4 of this Agreement, (A) Executive must execute and deliver to the Company a written release in customary form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements under Section 1.3 and Article IV of this Agreement, which continue following the Termination Date.

3.4.4       Upon termination of Executive’s employment hereunder, or on demand by the Company during the term of this Agreement, Executive will promptly deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.5      Executive also agrees to keep the Company advised of his home and business address for a period of twelve (12) months after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement.  In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

3.5.           Consulting.  During the period that Executive is receiving payments pursuant to subsection 3.4.2 above, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

3.6.           No Duty to Mitigate.  Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to any of the payments, benefits, expenses, and stock options above.  The Company shall not be entitled to set off against any such payments, benefits, expenses, and stock options due or any other amounts of money payable to Executive any amounts he earns in other employment or engagement after the termination of his employment with the Company or any amounts that he might or could have earned in other employment or engagement had he sought such other employment or engagement.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1.           Inventions.  All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company.  Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2.           Confidential/Trade Secret Information/Non-Disclosure.

4.2.1           Confidential/Trade Secret Information Defined.  During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries.  Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, e-mail, disk, tape, etc.):  all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company.  Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2           Restriction on Use of Confidential/Trade Secret Information.  Executive agrees that his/her use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)               Non-Disclosure.  Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii)               Non-Removal/Surrender.  Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement.  Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.2.3           Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the six-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3.           Non-Solicitation of Employees.  Employee agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4.           Non-Solicitation During Employment.  During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5.           Conflict of Interest.  During Executive’s employment with the Company, Executive must not knowingly engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.  If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Related Party Transaction Committee for consideration and disposal.

4.6.           Breach of Provisions.  If Executive materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business

4.8.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 4.2, 4.3 or 4.4 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

ARBITRATION

5.1.           Scope.  To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.2.           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in a neutral location, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator and location are to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the presiding State, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  Each Party in the arbitration hearing shall bear its own costs of the arbitration filing and hearing fees and the losing Party shall bear the cost of the arbitrator.

ARTICLE VI.

MISCELLANEOUS

6.1.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Executive may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity with the written agreement of the Executive.

6.2.           Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Vertex Energy, Inc. 1331 Gemini , Suite 103 Houston, Texas 77058 Telephone: 866-660-8156 Facsimile: 281-754-4185 Attention: Benjamin P. Cowart

If to the Executive:	John Pimentel XXX XXXX XXXX XXXXX XXXXX XXXX, XXXXXXXXXX XXXXX Telephone: XXX XXX XXXX Facsimile: XXX XXX XXXX Attention: John Pimentel

6.3.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4.           Waiver.  No waiver by a Party of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5.           Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

6.6.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing signed by the Parties and approved by the Compensation Committee.

6.7.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8.           Attorneys’ Fees.  If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10.           Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6.11.           Survival.  The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and Article IV of this Agreement.

6.12.           Termination of this Agreement.   Either Party may terminate this Agreement in the event that the Effective Date has not occurred by June 30, 2009.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”	VERTEX ENERGY, INC., a Nevada corporation By: /s/ Benjamin P. Cowart Name: Benjamin P. Cowart Title: President
“EXECUTIVE”	/s/ John Pimentel John Pimentel

EXHIBIT A

1.	Executive shall report to the Chairman and CEO.

2.	Executive shall serve on Board of Directors as Vice-Chairman.

a.	Prepare Board schedules, agendas, minutes, and serve as Chairman in his absence.

b.	Serve on Board committees and sub-committees as deemed appropriate by the Board.

3.	Executive shall undertake the following duties and/or develop the following strategies for the Company:

a.	Vertex corporate Growth Strategy

i.	Lead efforts to develop and refine corporate Growth Strategy.

ii.	Work with CEO and management team to develop, record and communicate Vertex Growth Strategy.

b.	Financing Plan

i.	Determine the amount and timing of external debt and equity financing necessary to execute on corporate growth plan, and produce a Financing Plan to execute on such goals.

ii.	Manage the relationships necessary to execute the Financing Plan at the best possible terms to Vertex.

iii.	Work with management team to develop necessary supporting materials to accomplish the Financing Plan.

c.	Acquisition Strategy

i.	Develop strategy to acquire used oil volume, and to pursue adjacent investment opportunities, through acquisitions and mergers.

ii.	Work with management team to identify, screen and acquire targets.

iii.	Lead efforts to structure and finance acquisitions.

d.	Investor Relations and Public Relations

i.	Develop IR/PR plan, and associated budget, to communicate the Vertex Growth Plan.

ii.	Manage relationships with vendors and services providers used in such communications.

iii.	Develop strategy for listing on NASDAQ or other stock exchange.

e.	Project Development Subsidiary

i.	Lead efforts to maximize the value of the assets in the project development subsidiary.

ii.	Evaluate other project development opportunities as needed and make recommendations to the CEO on the efficacy of such opportunities.

EXHIBIT B